Exhibit 99.1
FIRST FINANCIAL HOLDINGS, INC.

FIRST FINANCIAL HOLDINGS, INC. COMPLETES ASSET SALE, ANNOUNCES FOURTH QUARTER FISCAL 2011 RESULTS, AND DECLARES QUARTERLY CASH DIVIDEND

CHARLESTON, SOUTH CAROLINA, October 27, 2011 – First Financial Holdings, Inc. (“First Financial,” NASDAQ: FFCH), the holding company for First Federal Savings and Loan Association of Charleston (“First Federal”), announced today it completed the sale of selected performing loans and classified assets with an aggregate contractual principal balance of $197.9 million.  The transaction closed in accordance with the terms disclosed in the First Financial press release dated October 26, 2011 and is expected to result in a pretax gain of approximately $20 million, which will be realized during the quarter ended December 31, 2011.

First Financial also announced today net income of $1.1 million for the fourth fiscal quarter or three months ended September 30, 2011, compared with a net loss of $(43.0) million for the three months ended June 30, 2011 and a net loss of $(1.2) million for the three months ended September 30, 2010.  After the effect of the preferred stock dividend and related accretion, First Financial reported net income available to common shareholders of $113 thousand for the three months ended September 30, 2011, compared with a net loss of $(44.0) million and $(2.1) million for the three months ended June 30, 2011 and September 30, 2010, respectively.  Diluted net income per common share was $0.01 for the current quarter, compared with a net loss of $(2.66) for the prior quarter and $(0.13) for the same quarter last year.  Diluted net income per common share from continuing operations was $0.12 for the current quarter, compared with a net loss from continuing operations of $(2.50) and $(0.16) for the quarters ended June 30, 2011 and September 30, 2010, respectively.

For the fiscal year ended September 30, 2011, First Financial recorded a net loss of $(41.2) million, compared with $(36.8) million for fiscal 2010.  After the effect of the preferred stock dividend and related accretion, the net loss available to common shareholders was $(45.0) million for the fiscal year ended September 30, 2011, compared with $(40.6) million for fiscal 2010.  Diluted net loss per common share was $(2.72) for fiscal 2011 compared with $(2.46) for fiscal 2010.

“The fourth quarter has been another productive period in terms of successfully executing on our strategic plan to reposition First Financial for the future.  The sale of the Kimbrell Insurance Group completed our exit from the insurance business, allowing us to concentrate our resources on building and enhancing our core banking franchise,” said R. Wayne Hall, president and chief executive officer of First Financial and First Federal.  “In addition, with the completion of the asset sale, we have removed a considerable amount of risk and uncertainty from our balance sheet, which we believe will contribute to our planned return to core operating earnings.  With the completion of these strategic transactions, we are very excited about the future of First Financial and our ability to provide superior products and services to our customers while generating attractive returns for our shareholders.”

Asset Sale Transaction

On July 18, 2011, First Financial announced that it reclassified $155.3 million (book value) of certain nonperforming and performing loans to loans held for sale, effective June 30, 2011, and that it was pursuing loan sale alternatives with the intent of disposing of these assets prior to December 31, 2011.  The loans transferred to the bulk sale pool had an aggregate contractual principal balance of $202.2 million at June 30, 2011 and were written-down to an estimated fair value of $60.3 million at that time.  From June 30, 2011 to August 31, 2011 (which was the sale cutoff date), the contractual balance of these loans was reduced by $4.3 million through principal paydowns, loans migrating to other real estate owned (“OREO”) and various other resolutions within the asset pool.  The net reduction included nineteen loans totaling $4.4 million, which were added as the result of existing relationships to other assets already in the pool.

On October 26, 2011, First Financial announced that it entered into a definitive agreement to sell certain performing loans and classified assets with an aggregate contractual principal balance of $197.9 million in a single transaction to affiliates of Värde Partners, Inc.  The transaction, which is structured as a cash settlement, does not require First Financial to provide financing to facilitate the close.  The sale, which was completed today, is structured with two consecutive closings. The first closing was comprised of 504 assets with an aggregate contractual principal balance of $194.8 million.  The second closing is expected to occur in November and will include an additional eight OREO properties with contractual principal balances totaling $3.1 million.  Once the second closing occurs, that transaction will complete the disposition of the loans transferred to the held for sale loan pool at June 30, 2011.

The asset sale transaction improves First Federal’s credit risk profile.  Considering the effect of this transaction, nonperforming assets at September 30, 2011 would have been reduced by $41.3 million to $67.2 million, which would have included $27.7 million of assets covered under a loss-share agreement with the FDIC.  Pro forma non-covered nonperforming assets as a percent of total assets would have been 1.23% at September 30, 2011.

Discontinued Operations

As a result of First Financial’s sales of its insurance agency subsidiary, First Southeast Insurance Services, Inc. (“First Southeast”), which was completed on June 1, 2011, and its managing general insurance agency subsidiary, Kimbrell Insurance Group, Inc. (“Kimbrell”), which was completed on September 30, 2011, the financial condition, operating results, and the gain or loss on the sales, net of transaction costs and taxes, for these subsidiaries have been segregated from the financial condition and operating results of First Financial’s continuing operations throughout this release and, as such, are presented as discontinued operations.  While all prior periods have been revised retrospectively to align with this treatment, these changes do not affect First Financial’s reported consolidated financial condition or operating results for any of the prior periods.

Fourth Quarter Fiscal 2011 Highlights

•	First Financial completed the sale of Kimbrell to Burns & Wilcox, Ltd. on September 30, 2011.
•	Net interest margin remained strong for the current quarter at 3.87%, an increase of four basis points over the prior quarter ended June 30, 2011.
•	Core deposits grew for the third consecutive quarter to $1.2 billion at September 30, 2011. This represents an increase of $46.7 million or 4.0% over June 30, 2011.
•
The allowance for loan losses totaled $54.3 million at September 30, 2011 or 2.31% of total loans, compared with $55.5 million or 2.34% of total loans at June 30, 2011.  The September 30, 2011 allowance for loan losses balance represents 2.27x coverage of non-covered nonperforming loans at September 30, 2011.

•
The provision for loan losses for the current quarter totaled $8.9 million, which was comprised of $7.5 million related to normal credit practices and $1.4 million related to additional loans transferred to loans held for sale this quarter.  The provision for loan losses decreased $68.9 million from the linked quarter, which included $65.7 million related to reclassifying certain nonperforming and performing loans to loans held for sale as of June 30, 2011.

•
Net charge-offs totaled $10.1 million for the current quarter, which was comprised of $7.9 million of charge-offs related to normal credit practices and $2.2 million of charge-offs on additional loans transferred to loans held for sale, the majority of which were related to existing loans in the held for sale pool.  Net charge-offs decreased $97.4 million from the prior quarter, which included $95.0 million in charge-offs related to recording the loans transferred to held for sale to estimated fair value.

•
First Financial’s tangible common equity to tangible common assets ratio increased to 6.27% at September 30, 2011, as compared with 6.08% at June 30, 2011.  The consolidated total risk-based capital ratio (pro-forma) would have been 14.36% at September 30, 2011, as compared with 14.23% at June 30, 2011.

Balance Sheet

Total assets at September 30, 2011 were $3.2 billion, essentially unchanged from June 30, 2011 and a decrease of $116.7 million or 3.5% from September 30, 2010.  The decline from September 30, 2010 was primarily the result of a decrease in total loans due to loans charged-off to estimated fair value and reclassified to loans held for sale at June 30, 2011, as well as the sales of First Southeast and Kimbrell during the last two fiscal quarters of 2011, partially offset by an increase in other assets.

Investment securities at September 30, 2011 totaled $469.6 million, a decrease of $9.0 million or 1.9% from June 30, 2011 and essentially unchanged from September 30, 2010.  The decrease was primarily the result of normal cash flows and prepayments received during the quarter, partially offset by investment securities purchases.

The following table summarizes the loan portfolio by major categories.

LOANS (in thousands)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Residential loans
Residential 1-4 family	$909,907	$895,650	$916,146	$887,924	$836,644
Residential construction	16,431	19,603	20,311	15,639	14,436
Residential land	40,725	42,763	48,955	53,772	56,344
Total residential loans	967,063	958,016	985,412	957,335	907,424

Commercial loans
Commercial business	80,871	80,566	91,005	91,129	92,650
Commercial real estate	471,296	482,315	570,300	590,816	598,547
Commercial construction	15,051	16,037	22,269	23,895	28,449
Commercial land	67,432	70,562	119,326	133,899	143,366
Total commercial loans	634,650	649,480	802,900	839,739	863,012

Consumer loans
Home equity	369,213	379,122	387,957	396,010	397,632
Manufactured housing	276,047	274,192	270,694	269,555	269,857
Marine	55,243	57,406	59,428	62,830	65,901
Other consumer	53,064	53,853	53,454	57,898	60,522
Total consumer loans	753,567	764,573	771,533	786,293	793,912
Total loans	2,355,280	2,372,069	2,559,845	2,583,367	2,564,348
Less: Allowance for loan losses	54,333	55,491	85,138	88,349	86,871
Net loans	$2,300,947	$2,316,578	$2,474,707	$2,495,018	$2,477,477

Total loans at September 30, 2011 were essentially unchanged from June 30, 2011 and decreased $209.1 million or 8.2% from September 30, 2010.  The decrease from the prior fiscal year was primarily the result of reclassifying $155.3 million in certain nonperforming and performing loans (primarily in the commercial and residential 1-4 family loan categories) to loans held for sale as of June 30, 2011.  Continued lower loan demand from creditworthy borrowers, charge-offs, transfers of nonperforming loans to OREO, and paydowns due to normal borrower activity also contributed to the reduction in loans, partially offset by continued demand for residential mortgage loans due to the low interest rate environment.

The allowance for loan losses totaled $54.3 million at September 30, 2011 or 2.31% of total loans, compared with $55.5 million or 2.34% of total loans at June 30, 2011 and $86.9 million or 3.39% of total loans at September 30, 2010.  The decreases were primarily the result of the above mentioned loan reclassification at June 30, 2011 and improvement in credit quality measures during the past twelve months, as discussed further below.  The allowance for loan losses at September 30, 2011 was 2.47% of loans excluding loans covered under a purchase and assumption loss-share agreement (“loss-share agreement”) with the FDIC (“covered loans”), and represents 2.27x coverage of the non-covered nonperforming loans.

At September 30, 2011, loans held for sale consisted of $40.8 million of residential mortgage loans to be sold in the secondary market and $54.1 million of nonperforming and performing loans selected for the bulk loan sale, as compared with $24.0 million of residential mortgage loans and $60.3 million for the bulk loan pool at June 30, 2011.  Loans held for sale at September 30, 2010 consisted of $28.4 million of residential mortgage loans to be sold in the secondary market.  The increases in residential mortgage loans to be sold in the secondary market over both prior periods were primarily the result of higher borrower demand due to recent reductions in market interest rates.  These loans generally settle in 45 to 60 days.  The decrease in the bulk loan pool, which was established as of June 30, 2011, was primarily the result of payoffs, paydowns, and other resolutions on some of the loans in the pool.

The FDIC indemnification asset, net at September 30, 2011 totaled $50.5 million, a decrease of $8.5 million or 14.4% from June 30, 2011 and a decrease of $17.1 million or 25.3% from September 30, 2010.  The decreases were primarily the result of receiving claims reimbursement from the FDIC related to the 2009 FDIC-assisted acquisition of Cape Fear Bank.  These reimbursements were partially offset by the normal accretion recorded to the indemnification asset.

Other assets totaled $121.6 million at September 30, 2011, a decrease of $7.8 million or 6.0% from June 30, 2011 and an increase of $29.7 million or 32.3% over September 30, 2010.  The decrease from June 30, 2011 was primarily the result of federal tax refunds received and other current tax adjustments.  The increase over September 30, 2010 was primarily the result of an increase in the deferred tax asset associated with the loss recorded in the June 30, 2011 fiscal quarter and additional OREO properties acquired during the past twelve months.

Core deposits, which include checking, savings, and money market accounts, totaled $1.2 billion at September 30, 2011, an increase of $46.7 million or 4.0% over June 30, 2011 and an increase of $103.9 million or 9.3% over September  30, 2010.  The increases were primarily the result of new retail deposit products introduced during the current fiscal quarter as well as several marketing initiatives and campaigns during the last twelve months to attract and retain core deposits.  Time deposits at September 30, 2011 totaled $1.1 billion, a decrease of $59.6 million or 5.2% from June 30, 2011 and a decrease of $216.1 million or 16.7% from September 30, 2010.  The decreases were primarily the result of a planned reduction in maturing high rate retail and wholesale time deposits and lower funding needs relative to asset growth during the fiscal year.

Advances from the FHLB at September 30, 2011 totaled $558.0 million, essentially unchanged from June 30, 2011 and an increase of $49.8 million or 9.8% over September 30, 2010.  The increase was primarily the result of a shift in funding mix due to the planned reduction of high rate time deposits, partially offset by using cash flow from investment securities and the loan portfolio to paydown FHLB advances.

Shareholders’ equity at September 30, 2011 totaled $268.5 million, essentially unchanged from June 30, 2011 and a decrease of $49.7 million or 15.6% from September 30, 2010.  The decrease was primarily the result of net losses incurred during the current fiscal year.  While First Financial is not currently required to report risk-based capital metrics at the holding company level, using September 30, 2011 data on a pro-forma basis, the Tier 1 capital ratio for First Financial would have been 13.10% and the total risk-based capital ratio would have been 14.36%.  First Federal’s regulatory capital ratios continue to be above “well-capitalized” minimums, as evidenced by the key capital ratios and additional capital information presented in the following table.

		For the Three Months Ended
		September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
First Financial:
Equity to assets		8.37%	8.27%	9.43%	9.55%	9.58%
Tangible common equity to tangible assets (non-GAAP)		6.27%	6.08%	6.40%	6.51%	6.55%
Book value per common share		$12.31	$12.20	$14.92	$15.15	$15.32
Tangible common book value per share (non-GAAP)		12.16	11.83	12.65	12.86	13.02
Dividends paid per common share, authorized		0.05	0.05	0.05	0.05	0.05
Common shares outstanding, end of period (000s)		16,527	16,527	16,527	16,527	16,527

First Federal:	Regulatory Minimum for "Well-Capitalized"
Leverage capital ratio	5.00%	8.26%	7.48%	8.58%	8.58%	8.47%
Tier 1 risk-based capital ratio	6.00	11.26	10.07	11.51	11.42	11.27
Total risk-based capital ratio	10.00	12.53	11.33	12.78	12.69	12.55

Asset Quality

The following tables highlight several of the significant qualitative aspects of the loan portfolio to illustrate the overall level of quality and risk inherent in the portfolio at the dates indicated.  The tables do not reflect the asset sale completed today, as it occurred after September 30, 2011.

DELINQUENT LOANS	September 30, 2011		June 30, 2011		March 31, 2011		December 31, 2010		September 30, 2010
(30-89 days past due) ($ in thousands)	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio
Residential loans
Residential 1-4 family	$1,722	0.19%	$1,404	0.16%	$3,050	0.33%	$6,712	0.76%	$3,486	0.42%
Residential construction	---	---	---	---	---	---	---	---	---	---
Residential land	65	0.16	325	0.76	1,398	2.86	432	0.80	302	0.54
Total residential loans	1,787	0.18	1,729	0.18	4,448	0.45	7,144	0.75	3,788	0.42

Commercial loans
Commercial business	868	1.07	2,387	2.96	1,618	1.78	3,476	3.81	2,140	2.31
Commercial real estate	3,394	0.72	2,703	0.56	9,322	1.63	10,600	1.79	8,920	1.49
Commercial construction	595	3.95	---	---	---	---	635	2.66	1,981	6.96
Commercial land	537	0.80	821	1.16	4,220	3.54	5,348	3.99	3,428	2.39
Total commercial loans	5,394	0.85	5,911	0.91	15,160	1.89	20,059	2.39	16,469	1.91

Consumer loans
Home equity	3,408	0.92	3,266	0.86	3,550	0.92	4,355	1.10	4,625	1.16
Manufactured housing	2,600	0.94	2,298	0.84	2,491	0.92	4,043	1.50	3,207	1.19
Marine	980	1.77	264	0.46	296	0.50	707	1.13	462	0.70
Other consumer	629	1.19	589	1.09	592	1.11	905	1.56	1,765	2.92
Total consumer loans	7,617	1.01	6,417	0.84	6,929	0.90	10,010	1.27	10,059	1.27
Total delinquent loans	$14,798	0.63%	$14,057	0.59%	$26,537	1.04%	$37,213	1.44%	$30,316	1.18%

Total delinquent loans at September 30, 2011 increased $741 thousand or 5.3% over the prior quarter.  The increase was primarily the result of higher delinquent commercial real estate and marine loans.  Total delinquent loans at September 30, 2011 included $2.7 million in covered loans, as compared with $3.0 million at June 30, 2011.

	September 30, 2011		June 30, 2011		March 31, 2011		December 31, 2010		September 30, 2010
NONPERFORMING ASSETS ($ in thousands)	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio
Residential loans
Residential 1-4 family	$1,595	0.18%	$1,242	0.14%	$23,663	2.58%	$20,371	2.29%	$17,350	2.07%
Residential construction	---	---	---	---	---	---	---	---	---	---
Residential land	1,140	2.80	451	1.05	3,604	7.36	4,997	9.29	4,872	8.65
Total residential loans	2,735	0.28	1,693	0.18	27,267	2.77	25,368	2.65	22,222	2.45

Commercial loans
Commercial business	4,322	5.34	3,664	4.55	9,151	10.06	9,769	10.72	6,951	7.50
Commercial real estate	18,400	3.90	16,396	3.40	60,256	10.57	57,724	9.77	48,973	8.18
Commercial construction	266	1.77	1,451	9.05	4,074	18.29	4,484	18.77	5,704	20.05
Commercial land	6,310	9.36	5,411	7.67	40,740	34.14	43,824	32.73	46,109	32.16
Total commercial loans	29,298	4.62	26,922	4.15	114,221	14.23	115,801	13.79	107,737	12.48

Consumer loans
Home equity	6,871	1.86	9,165	2.42	9,379	2.42	9,450	2.39	6,969	1.75
Manufactured housing	2,922	1.06	2,953	1.08	3,517	1.30	3,609	1.34	2,909	1.08
Marine	47	0.09	94	0.16	42	0.07	67	0.11	188	0.29
Other consumer	127	0.24	129	0.24	181	0.34	555	0.96	206	0.34
Total consumer loans	9,967	1.32	12,341	1.61	13,119	1.70	13,681	1.74	10,272	1.29
Total nonaccrual loans	42,000	1.78	40,956	1.73	154,607	6.04	154,850	5.99	140,231	5.47
Loans 90+ days still accruing	171		76		109		204		175
Restructured Loans, still accruing	734		1,535		1,550		1,578		750
Total nonperforming loans	42,905	1.82%	42,567	1.79%	156,266	6.10%	156,632	6.06%	141,156	5.50%
Nonperforming loans held for sale	39,412		42,656		---		---		---
Other repossessed assets acquired	26,212		27,812		25,986		19,660		11,950
Total nonperfoming assets	$108,529		$113,035		$182,252		$176,292		$153,106

Total nonperforming assets at September 30, 2011 decreased $4.5 million or 4.0% from June 30, 2011.  The decrease was primarily the result of reductions in nonperforming loans held for sale due to resolutions on some of the loans in the held for sale pool during the quarter and lower OREO due to property sales exceeding transfers to OREO.  The increase in nonperforming commercial real estate was primarily related to two legacy loans and a $1.1 million covered loan, all of which are in the process of resolution.  These additions were partially offset by several loans which were resolved during the quarter or otherwise migrated from nonperforming loans.  The decrease in nonperforming home equity loans was primarily the result of partial charge-offs exceeding inflows.

Nonperforming loans covered under the loss-share agreement increased $2.0 million over June 30, 2011 to $19.0 million at September 30, 2011, while non-covered nonperforming loans decreased $1.7 million as a result of satisfactory resolution with the borrowers.  Covered OREO totaled $8.7 million at September 30, 2011, an increase of $1.4 million over June 30, 2011.

	Three Months Ended
	September 30, 2011		June 30, 2011		March 31, 2011		December 31, 2010		September 30, 2010
NET CHARGE-OFFS ($ in thousands)	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*
Residential loans
Residential 1-4 family	$414	0.18%	$12,177	5.28%	$976	0.43%	$612	0.28%	$2,311	1.12%
Residential construction	---	---	---	---	---	---	---	---	---	---
Residential land	165	1.58	4,099	34.79	620	4.83	735	5.34	1,297	9.08
Total residential loans	579	0.24	16,276	6.59	1,596	0.65	1,347	0.58	3,608	1.61

Commercial loans
Commercial business	136	0.69	6,826	30.60	1,829	8.00	264	1.15	1,789	7.00
Commercial real estate	433	0.36	41,022	29.15	2,195	1.51	237	0.16	3,402	2.28
Commercial construction	635	16.12	3,067	53.06	(3)	(0.05)	314	4.80	270	3.15
Commercial land	2,052	12.15	33,995	118.23	4,824	14.94	2,127	6.14	4,175	10.84
Total commercial loans	3,256	2.04	84,910	42.98	8,845	4.28	2,942	1.38	9,636	4.35

Consumer loans
Home equity	4,910	5.28	4,725	4.91	3,368	3.43	2,974	3.00	2,669	2.66
Manufactured housing	978	1.42	1,049	1.54	1,172	1.74	834	1.24	1,145	1.71
Marine	158	1.12	44	0.30	258	1.69	184	1.14	195	1.16
Other consumer	217	1.61	446	3.28	647	4.66	724	4.89	399	2.59
Total consumer loans	6,263	3.31	6,264	3.26	5,445	2.80	4,716	2.39	4,408	2.21
Total net charge-offs	$10,098	1.71%	$107,450	16.87%	$15,886	2.45%	$9,005	1.39%	$17,652	2.73%

   *Represents an annualized rate

The decrease in net charge-offs for the quarter ended September 30, 2011 as compared with the prior quarter was the result of $95.0 million in gross charge-offs recorded in the June 30, 2011 quarter due to the reclassification of loans to loans held for sale.  Net charge-offs for the current quarter were comprised of $7.9 million of charge-offs related to normal credit practices and $2.2 million of charge-offs on additional loans transferred to loans held for sale, the majority of which were related to existing loans in the pool.  Charge-offs related to First Federal’s normal credit monitoring practices were $4.5 million lower in the current quarter as compared with the prior quarter.

The following table details classified assets by category as well as reserves allocated to classified loans.

	September 30, 2011				June 30, 2011
CLASSIFIED ASSETS ($ in thousands)	Covered Classified	Non-covered Classified	Total Classified	Allocated Reserves	Total Classified	Allocated Reserves

Residential loans
Residential 1-4 family	$944	$2,302	$3,246	$404	$2,343	$246
Residential land	173	1,288	1,461	259	9,234	256
Total residential loans	1,117	3,590	4,707	663	11,577	502

Commercial loans
Commercial business	5,121	7,568	12,689	1,336	12,571	1,243
Commercial real estate	23,097	39,643	62,740	5,083	65,697	5,054
Commercial construction	282	1,884	2,166	223	3,380	667
Commercial land	4,070	11,480	15,550	2,037	15,811	2,109
Total commercial loans	32,570	60,575	93,145	8,679	97,459	9,073

Consumer loans
Home equity	335	6,530	6,865	858	9,172	2,322
Manufactured housing	---	2,792	2,792	398	2,953	422
Marine	---	47	47	9	94	19
Other consumer	89	209	298	44	205	24
Total consumer loans	424	9,578	10,002	1,309	12,424	2,787
Total classified loans	34,111	73,743	107,854	10,651	121,460	12,362
Loans held for sale	---	50,063	50,063	---	56,056	---
Other repossessed assets acquired	8,688	17,524	26,212	---	27,812	---
Total classified assets	$42,799	$141,330	$184,129	$10,651	$205,328	$12,362

Classified assets/FFCH tier 1 capital + ALL (3)		39.16%	51.02%		57.18%
Classified assets excluding Loans Held for Sale/FFCH tier 1 capital + ALL		24.76	36.62		41.57

Quarterly Results of Operations

First Financial reported net income from continuing operations of $2.9 million for the three months ended September 30, 2011, compared with a net loss of $(40.3) million for the three months ended June 30, 2011 and a net loss of $(1.7) million for the three months ended September 30, 2010.  The net loss from discontinued operations was $(1.8) million for the three months ended September 30, 2011, as compared with a net loss of $(2.7) million for the three months ended June 30, 2011 and net income of $560 thousand for the three months ended September 30, 2010.  The net losses on the two most recent quarters were primarily the result of tax expense related to recognition of permanent tax gain differences as well as sale-related expenses, including professional advisor fees, lease termination settlement, errors & omissions insurance purchased, and severance payments to certain employees.

The changes in the key components of net income from continuing operations are discussed below.

Net interest income

Net interest margin, on a fully tax-equivalent basis, was 3.87% for the quarter ended September 30, 2011, as compared with 3.83% for the quarter ended June 30, 2011 and 3.92% for the quarter ended September 30, 2010.  The increase over the linked quarter was primarily the result of a reduction in the rate paid on interest-bearing liabilities.  The decrease from the same quarter last fiscal year was primarily the result of the decrease in earning assets exceeding the decrease in interest-bearing liabilities as the yield on both assets and liabilities declined by essentially the same amount.

Net interest income for the quarter ended September 30, 2011 was $29.1 million, a decrease of $352 thousand or 1.2% from the prior quarter and a decrease of $1.8 million or 5.7% from the same quarter last year.  The decrease from the prior quarter was primarily the result of a decline in average earning assets related to transferring loans to held for sale at estimated fair value (net of charge-offs) as of June 30, 2011. The decrease in net interest income from the same quarter last year was primarily the result of a decline in average earning assets primarily the result of the above-mentioned transfer of loans to held for sale, combined with the decline in net loans due to the generally lower loan demand from creditworthy borrowers and loan charge-offs, as well as using cash flow from investment securities to fund maturing deposits or paydown borrowings rather than being fully reinvested.

Provision for loan losses

After determining what First Financial believes is an adequate allowance for loan losses based on the estimated risk inherent in the loan portfolio, the provision for loan losses is calculated based on the net effect of the change in the allowance for loan losses and net charge-offs.  The provision for loan losses was $8.9 million for the quarter ended September 30, 2011, compared with $77.8 million for the linked quarter and $17.6 million for the same quarter last year.  The provision for loan losses for the current and linked quarters included $1.4 million and $65.7 million, respectively, which was the net result of the incremental charge-offs on loans transferred to loans held for sale, less the related reserve release.  The provision for loan losses for the current and linked quarters included $7.5 million and $12.1 million, respectively, related to First Federal’s normal credit practices.  The decrease from the same quarter last year was primarily the result of lower net charge-offs and lower classified loans at September 30, 2011.

Noninterest income

Noninterest income totaled $14.2 million for the quarter ended September 30, 2011, an increase of $2.8 million or 24.7% over the prior quarter and an increase of $1.4 million or 10.9% over the same quarter last year. The increase over the prior quarter was primarily the result of higher mortgage and other loan income due to additional residential mortgage volume sold into the secondary market and net gains totaling $1.9 million on the resolution of some loans in the held for sale pool.

The increase over the same quarter last year was primarily the result of higher service charges on deposit accounts ($750 thousand) due to higher transaction-related revenue, higher trust and plan administration revenue ($246 thousand) due to a contract early-termination fee collected from a 401(k) corporate client, and higher mortgage and other loan income ($254 thousand).  The net increase in mortgage and other loan income was comprised of the above mentioned $1.9 million gain on some held for sale loans, partially offset by a $1.4 million decline in income associated with mortgage banking as decreasing spreads between treasuries and long-term mortgage rates resulted in unfavorable hedge adjustments on both the mortgage servicing rights and the mortgage pipeline hedges in the current quarter.

Noninterest expense

Noninterest expense totaled $29.6 million for the quarter ended September 30, 2011, an increase of $989 thousand or 3.5% over the linked quarter and essentially unchanged from the same quarter last year.  The increase over the linked quarter was primarily the result of higher OREO, net ($2.3 million) and higher professional services expenses ($427 thousand), partially offset by lower salaries and employee benefits ($701 thousand), the goodwill impairment charge ($630 thousand) recorded in the linked quarter related to First Financial’s insurance premium financing operations, and lower FDIC insurance and regulatory fees ($274 thousand).  The increase in OREO costs was primarily the result of valuation adjustments on the properties.  The increase in professional services was primarily the result of $521 thousand in legal and other advisory services related to preparing the loans held in the bulk sale pool for final disposition.  The decrease in salaries and employee benefits was primarily the result of lower commissions and incentives due to lower production levels as well as lower severance expense.  The decrease in FDIC insurance and regulatory fees was primarily the result of the new assessment methodology implemented by the FDIC, which was effective July 1, 2011.

Noninterest expense was essentially unchanged from the same quarter last fiscal year as increases in professional services ($441 thousand), OREO, net ($478 thousand), and other loan expense ($388 thousand), were essentially offset by reductions in FDIC insurance and regulatory fees ($698 thousand), and furniture and equipment expense ($388 thousand).  The variances in professional services, OREO expense and FDIC insurance and regulatory fees were primarily the result of the factors discussed above.  The increase in other loan expense was primarily the result of higher levels of foreclosure related expenses.  The reduction in furniture and equipment expense was primarily the result of the elimination of a service provider for functions staffed internally during the year.

Fiscal Year 2011 Results of Operations

First Financial recorded a net loss from continuing operations of $(37.6) million for the fiscal year ended September 30, 2011, a lower net loss of $1.7 million from the same period of fiscal 2010.  The changes in the key components are discussed below.

The net loss from discontinued operations was $(3.6) million for fiscal 2011, as compared with net income of $2.5 million for fiscal 2010. The net loss from discontinued operations for fiscal 2011 was primarily the result of tax expense totaling $5.3 million related to recognizing permanent tax differences at the time of selling First Southeast and Kimbrell as well as sale-related expenses.

Results of continuing operations

For the twelve months ended September 30, 2011, net interest margin, on a fully tax-equivalent basis, was 3.84%, compared with 3.95% for the same period of fiscal 2010.  Net interest income totaled $118.0 million for fiscal 2011, a decrease of $8.5 million or 6.7% from fiscal 2010.  The decrease was primarily the result of lower net interest margin and a $129.7 million decrease in average earning assets.  The decrease in average earning assets was primarily the result of a decline in loan balances due to recording loans to be sold in the bulk loan sale to their estimated fair value when they were reclassified to loans held for sale; combined with the decline in net loans due to the generally lower loan demand from creditworthy borrowers, loan charge-offs, and transfers to OREO.  In addition, cash flows from investment securities were used during the year to fund maturing deposits or paydown borrowings rather than being fully reinvested.

The provision for loan losses totaled $109.9 million for the fiscal year ended September 30, 2011, compared with $125.2 million for fiscal 2010.  The decrease was primarily the result of an improvement in the level of nonperforming and classified loans during the current year, as well as releasing $30.1 million from the allowance for loan losses due to measuring certain loans at estimated fair value and reclassifying them to loans held for sale during the current fiscal year.  The provision for fiscal 2011 included $67.1 million related to the reclassification of loans held for sale and $42.8 million as a result of First Federal’s regular credit practices.

Noninterest income totaled $47.5 million for the fiscal year ended September 30, 2011, compared with $45.9 million for fiscal 2010.  The increase was primarily the result of higher net securities gains (a $540 thousand gain as compared with a $2.9 million loss last fiscal year) and service charges on deposit accounts ($1.3 million), partially offset by lower other income ($2.6 million) as well as mortgage and other loan income ($976 thousand).  The increase in net securities gains was primarily the result of a $1.4 million gain on the sale of one security in the second fiscal quarter of 2011, and lower credit-related other-than-temporary impairment charges on investment securities in the current fiscal year.  The increase in service charges on deposit accounts was due to higher transaction-related revenue.  The decrease in other income was primarily the result of two transactions which occurred in fiscal 2010: a $1.5 million settlement with the FDIC related to the 2009 Cape Fear acquisition and a $1.2 million gain on the donation of a branch location.  The decrease in mortgage and other loan income was primarily the result of a decline in the volume of loans sold in the current fiscal year and lower late fees due to the overall stabilization in nonperforming loan trends, partially offset by $1.9 million in gains on the resolution of some loans held for sale as discussed above.

Noninterest expense totaled $116.9 million for the fiscal year ended September 30, 2011, an increase of $4.3 million or 3.8% over fiscal 2010.  The increase was primarily the result of higher salaries and benefits ($4.5 million), other loan expense ($1.9 million), higher professional services ($1.4 million), and the goodwill impairment charge of $630 thousand, partially offset by lower OREO, net ($1.8 million), other expense ($1.1 million), furniture and equipment expense ($695 thousand), as well as FDIC insurance and regulatory fees ($582 thousand).  The increase in salaries and benefits was primarily the result of new hires throughout fiscal 2010 and $1.8 million recorded for separation agreements entered into in the second fiscal quarter of 2011.  The decrease in other expense was primarily the result of a $1.2 million contribution in conjunction with the donation of a branch location recorded during the first fiscal quarter of 2010.  The variances in the other categories were the result of substantially the same factors discussed above in the quarterly results analysis.

Cash Dividend Declared

On October 27, 2011, First Financial’s Board of Directors declared a quarterly cash dividend of $0.05 per share.  The dividend is payable on November 25, 2011 to shareholders of record as of November 11, 2011.

Conference Call

R. Wayne Hall, president and CEO; Blaise B. Bettendorf, EVP and CFO; and Joseph W. Amy, EVP and CCO; will review the quarter’s results in a conference call at 10:00 am (ET), October 28, 2011.  The live audio webcast is available on First Financial’s website at www.firstfinancialholdings.com and will be available for 90 days.

About First Financial

First Financial Holdings, Inc. (“First Financial”, NASDAQ: FFCH) is a Charleston, South Carolina financial services provider with $3.2 billion in total assets as of September 30, 2011.  First Financial offers integrated financial solutions, including personal, business, and wealth management services.  First Federal Savings and Loan Association (“First Federal”), which was founded in 1934 and is the primary subsidiary, serves individuals and businesses throughout coastal South Carolina, Florence, South Carolina and Wilmington, North Carolina.  First Financial subsidiaries include: First Federal; First Southeast 401(k) Fiduciaries, Inc., a registered investment advisor; and First Southeast Investor Services, Inc., a registered broker-dealer.  First Federal is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the third largest financial institution headquartered in South Carolina, based on asset size.  Additional information about First Financial is available at www.firstfinancialholdings.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release includes non-GAAP financial measures such as the efficiency ratio, the tangible common equity to tangible assets ratio, tangible common book value per share, and pre-tax pre-provision earnings.  First Financial believes these non-GAAP financial measures provide additional information that is useful to investors in understanding its underlying performance, business, and performance trends and such measures help facilitate performance comparisons with others in the banking industry.  Non-GAAP measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Readers should be aware of these limitations and should be cautious to their use of such measures.  To mitigate these limitations, First Financial has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that its performance is properly reflected to facilitate consistent period-to-period comparisons.  Although management believes the above non-GAAP financial measures enhance investors’ understanding of First Financial’s business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation used in the efficiency ratio.

First Financial believes the exclusion of goodwill and other intangible assets facilitates the comparison of results for ongoing business operations.  The tangible common equity (“TCE”) ratio and tangible common book value per share (“TBV”) have become a focus of some investors, analysts and banking regulators.  Management believes these measures may assist in analyzing First Financial’s capital position absent the effects of intangible assets and preferred stock.  Because TCE and TBV are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures.  However, analysts and banking regulators may assess First Financial’s capital adequacy using TCE or TBV, therefore, management believes that it is useful to provide investors the ability to assess its capital adequacy on the same basis.

First Financial believes that pre-tax, pre-provision earnings are a useful measure in assessing its core operating performance, particularly during times of economic stress.  This measurement, as defined by management, represents total revenue (net interest income plus noninterest income) less noninterest expense.  As recent results for the banking industry demonstrate, credit writedowns, loan charge-offs, and related provisions for loan losses can vary significantly from period to period, making a measure that helps isolate the impact of credit costs on profitability important to investors.

Please refer to the Selected Financial Information table and the Non-GAAP Reconciliation table later in this release for additional information.

Forward-Looking Statements

Statements in this release that are not statements of historical fact, including without limitation, statements that include terms such as “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” or “could” constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements regarding First Financial’s future financial and operating results, plans, objectives, expectations and intentions involve risks and uncertainties, many of which are beyond First Financial’s control or are subject to change.  No forward-looking statement is a guarantee of future performance and actual results could differ materially.  Factors that could cause or contribute to such differences include, but are not limited to, the general business environment, general economic conditions nationally and in the States of North and South Carolina, interest rates, the North and South Carolina real estate markets, the demand for mortgage loans, the credit risk of lending activities, including changes in the level and trend of delinquent and nonperforming loans and charge-offs, changes in First Federal’s allowance for loan losses and provision for loan losses that may be affected by deterioration in the housing and real estate markets; results of examinations by banking regulators, including the possibility that any such regulatory authority may, among other things, require First Federal to increase its allowance for loan losses, writedown assets, change First Federal’s regulatory capital position or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect liquidity and earnings; First Financial’s ability to control operating costs and expenses, First Financial’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel acquired or may in the future acquire into its operations and its ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto, competitive conditions between banks and non-bank financial services providers, and regulatory changes including the Dodd-Frank Wall Street Reform and Consumer Protection Act.  Other risks are also detailed in First Financial’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website www.sec.gov. Other factors not currently anticipated may also materially and adversely affect First Financial’s results of operations, financial position, and cash flows.  There can be no assurance that future results will meet expectations.  While First Financial believes that the forward-looking statements in this release are reasonable, the reader should not place undue reliance on any forward-looking statement.  In addition, these statements speak only as of the date made.  First Financial does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

FIRST FINANCIAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in thousands)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010

ASSETS
Cash and due from banks	$54,307	$60,905	$59,495	$48,340	$49,246
Interest-bearing deposits with banks	31,630	4,094	5,167	5,064	6,028
Total cash and cash equivalents	85,937	64,999	64,662	53,404	55,274
Investment securities:
Securities available for sale, at fair value	412,108	418,967	383,229	372,277	407,976
Securities held to maturity, at amortized cost	21,671	21,977	21,962	21,948	22,529
Nonmarketable securities - FHLB stock	35,782	37,626	41,273	41,273	42,867
Total investment securities	469,561	478,570	446,464	435,498	473,372
Loans	2,355,280	2,372,069	2,559,845	2,583,367	2,564,348
Less: Allowance for loan losses	54,333	55,491	85,138	88,349	86,871
Net loans	2,300,947	2,316,578	2,474,707	2,495,018	2,477,477
Loans held for sale	94,872	84,288	19,467	28,528	28,400
Premises and equipment, net	80,477	81,001	81,251	81,806	82,417
Goodwill	---	---	630	630	630
Other intangible assets, net	2,491	2,571	2,653	2,735	2,816
FDIC indemnification asset, net	50,465	58,926	61,135	68,326	67,583
Other assets	121,560	129,332	108,891	94,256	91,881
Assets of discontinued operations	---	5,279	42,152	41,137	43,165
Total assets	$3,206,310	$3,221,544	$3,302,012	$3,301,338	$3,323,015

LIABILITIES
Deposits:
Noninterest-bearing checking	$279,152	$234,478	$233,197	$222,023	$227,477
Interest-bearing checking	440,377	437,179	437,113	405,727	386,267
Savings and money market	505,059	506,236	501,924	482,717	506,957
Retail time deposits	824,874	854,202	893,064	991,253	999,374
Wholesale time deposits	253,395	283,650	279,482	307,892	294,988
Total deposits	2,302,857	2,315,745	2,344,780	2,409,612	2,415,063
Advances from FHLB	558,000	557,500	561,506	497,106	508,235
Long-term debt	47,204	47,204	47,204	47,204	47,204
Other liabilities	29,743	29,432	30,539	27,183	28,797
Liabilities of discontinued operations	---	5,099	6,456	4,911	5,526
Total liabilities	2,937,804	2,954,980	2,990,485	2,986,016	3,004,825

SHAREHOLDERS' EQUITY
Preferred stock	1	1	1	1	1
Common stock	215	215	215	215	215
Additional paid-in capital	195,790	195,597	195,361	195,090	194,767
Treasury stock, at cost	(103,563)	(103,563)	(103,563)	(103,563)	(103,563)
Retained earnings	173,587	174,300	219,088	221,304	221,920
Accumulated other comprehensive income	2,476	14	425	2,275	4,850
Total shareholders’ equity	268,506	266,564	311,527	315,322	318,190
Total liabilities and shareholders' equity	$3,206,310	$3,221,544	$3,302,012	$3,301,338	$3,323,015

FIRST FINANCIAL HOLDINGS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended					Twelve Months Ended
($ in thousands, except share data)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	September 30, 2011	September 30, 2010

INTEREST INCOME
Interest and fees on loans	$33,828	$34,497	$34,844	$36,366	$36,752	$139,535	$152,522
Interest and dividends on investments	4,390	4,527	4,774	5,023	5,562	18,714	24,535
Other	338	448	566	683	794	2,035	3,812
Total interest income	38,556	39,472	40,184	42,072	43,108	160,284	180,869
INTEREST EXPENSE
Interest on deposits	5,323	5,929	6,879	7,600	8,042	25,731	32,784
Interest on borrowed money	4,169	4,127	4,018	4,224	4,232	16,538	21,538
Total interest expense	9,492	10,056	10,897	11,824	12,274	42,269	54,322
NET INTEREST INCOME	29,064	29,416	29,287	30,248	30,834	118,015	126,547
Provision for loan losses	8,940	77,803	12,675	10,483	17,579	109,901	125,194
Net interest income (loss) after provision for loan losses	20,124	(48,387)	16,612	19,765	13,255	8,114	1,353
NONINTEREST INCOME
Service charges on deposit accounts	7,196	6,982	6,381	6,278	6,446	26,837	25,574
Mortgage and other loan income	4,643	2,051	1,124	2,642	4,389	10,460	11,436
Trust and plan administration	1,333	1,116	1,112	1,177	1,087	4,738	4,414
Brokerage fees	588	657	666	514	591	2,425	2,281
Other	647	670	675	503	559	2,495	5,095
Net securities (loses) gains	(169)	(54)	1,297	(534)	(230)	540	(2,853)
Total noninterest income	14,238	11,422	11,255	10,580	12,842	47,495	45,947

NONINTEREST EXPENSE
Salaries and employee benefits	14,672	15,373	17,396	15,480	14,664	62,921	58,425
Occupancy costs	2,188	2,116	2,208	2,058	2,217	8,570	8,514
Furniture and equipment	1,725	1,769	1,825	1,725	2,113	7,044	7,739
Other real estate owned, net	3,115	800	(133)	1,127	2,637	4,909	6,751
FDIC insurance and regulatory fees	576	850	1,484	1,180	1,274	4,090	4,672
Professional services	1,521	1,094	1,326	1,542	1,080	5,483	4,118
Advertising and marketing	868	810	993	562	908	3,233	3,097
Other loan expense	990	1,099	925	902	602	3,916	2,049
Goodwill impairment	---	630	---	---	---	630	---
Intangible asset amortization	79	82	82	82	82	325	327
Other expense	3,854	3,976	4,039	3,912	3,819	15,781	16,885
Total noninterest expense	29,588	28,599	30,145	28,570	29,396	116,902	112,577
Income (loss) income from continuing operations before taxes	4,774	(65,564)	(2,278)	1,775	(3,299)	(61,293)	(65,277)
Income tax (benefit) from continuing operations	1,893	(25,288)	(913)	636	(1,567)	(23,672)	(25,969)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	2,881	(40,276)	(1,365)	1,139	(1,732)	(37,621)	(39,308)
(Loss) income from discontinued operations (net of taxes)	(1,804)	(2,724)	935	28	560	(3,565)	2,519
NET INCOME (LOSS)	$1,077	$(43,000)	$(430)	$1,167	$(1,172)	$(41,186)	$(36,789)
Preferred stock dividends	813	812	812	813	813	3,250	3,252
Accretion on preferred stock discount	151	149	147	144	142	591	556
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$113	$(43,961)	$(1,389)	$210	$(2,127)	$(45,027)	$(40,597)

Net income (loss) per common share from continuing operations:
Basic	$0.12	$(2.50)	$(0.14)	$0.01	$(0.16)	$(2.51)	$(2.61)
Diluted	$0.12	$(2.50)	$(0.14)	$0.01	$(0.16)	$(2.51)	$(2.61)

Net (loss) income per common share from discontinued operations:
Basic	$(0.11)	$(0.16)	$0.06	$0.00	$0.03	$(0.22)	$0.15
Diluted	$(0.11)	$(0.16)	$0.06	$0.00	$0.03	$(0.22)	$0.15

Net income (loss) per common share:
Basic	$0.01	$(2.66)	$(0.08)	$0.01	$(0.13)	$(2.72)	$(2.46)
Diluted	$0.01	$(2.66)	$(0.08)	$0.01	$(0.13)	$(2.72)	$(2.46)

Average common shares outstanding:
Basic	16,527	16,527	16,527	16,527	16,527	16,527	16,511
Diluted	16,527	16,527	16,527	16,529	16,527	16,527	16,511

	For the Quarter Ended
	September 30, 2011			September 30, 2010			Change in
($ in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Basis Points
Earning Assets:

Interest-bearing deposits with banks	$23,251	$11	0.19%	$8,516	$5	0.23%	$14,735	$6	(4)
Investment securities1	468,360	4,390	3.89	457,362	5,562	4.99	10,998	(1,172)	(110)
Loans2	2,442,071	33,828	5.50	2,602,059	36,752	5.60	(159,988)	(2,924)	(10)
FDIC Indemnification Asset	58,399	327	2.22	67,088	789	4.67	(8,689)	(462)	(245)
Total Earning Assets	2,992,081	38,556	5.13	3,135,025	43,108	5.47	(142,944)	(4,552)	(34)
Interest-bearing liabilities:
Deposits	2,053,121	5,323	1.03	2,224,166	8,042	1.43	(171,045)	(2,719)	(40)
Borrowings	595,508	4,169	2.78	519,619	4,232	3.23	75,889	(63)	(45)
Total interest-bearing liabilities	2,648,629	9,492	1.42	2,743,785	12,274	1.77	(95,156)	(2,782)	(35)

Net interest income		$29,064			$30,834			$(1,770)

Net interest margin			3.87%			3.92%			(5)

1	Interest income used in the average rate calculation includes the tax equivalent adjustment of $159 thousand, and $149 thousand for the three months ended September 30, 2011 and 2010, respectively, calculated based on a federal tax rate of 35%.
2	Average loans include loans held for sale and nonaccrual loans. Loan fees, which are not material for any of the periods, have been included in loan interest income for the rate calculation.

	For the Years Ended
	September 30, 2011			September 30, 2010			Change in
($ in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Basis Points
Earning Assets:

Interest-bearing deposits with banks	$11,931	$20	0.17%	$6,938	$12	0.17%	$4,993	$8	---
Investment securities1	455,552	18,714	4.24	508,144	24,535	4.95	(52,592)	(5,821)	(71)
Loans2	2,557,507	139,535	5.46	2,637,613	152,522	5.78	(80,106)	(12,987)	(32)
FDIC Indemnification Asset	63,292	2,015	3.18	65,245	3,800	5.82	(1,953)	(1,785)	(264)
Total Earning Assets	3,088,282	160,284	5.21	3,217,940	180,869	5.64	(129,658)	(20,585)	(43)
Interest-bearing liabilities:
Deposits	2,135,413	25,731	1.20	2,166,204	32,784	1.51	(30,791)	(7,053)	(31)
Borrowings	571,875	16,538	2.89	642,351	21,538	3.35	(70,476)	(5,000)	(46)
Total interest-bearing liabilities	2,707,288	42,269	1.56	2,808,555	54,322	1.93	(101,267)	(12,053)	(37)

Net interest income		$118,015			$126,547			$(8,532)

Net interest margin			3.84%			3.95%			(11)

1	Interest income used in the average rate calculation includes the tax equivalent adjustment of $605 thousand, and $628 thousand for the year ended September 30, 2011, and 2010, respectively, calculated based on a federal tax rate of 35%.
2	Average loans include loans held for sale and nonaccrual loans. Loan fees, which are not material for any of the periods, have been included in loan interest income for the rate calculation.

FIRST FINANCIAL HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION (Unaudited)	For the Quarter Ended
($ in thousands, except ratios)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Average for the Quarter
Total assets	$3,201,416	$3,294,350	$3,310,796	$3,323,825	$3,316,098
Investment securities	468,360	464,277	435,568	453,666	457,362
Loans (1)	2,362,306	2,548,417	2,590,383	2,585,589	2,582,361
Allowance for loan losses	55,503	81,025	88,086	87,605	86,994
Deposits	2,302,518	2,360,572	2,397,801	2,424,807	2,450,148
Borrowings	595,508	593,103	555,630	543,039	519,619
Shareholders' equity	267,404	302,996	313,663	318,202	321,379

Performance Metrics from Continuing Operations
Return on average assets	0.36%	(4.89)%	(0.16)%	0.14%	(0.21)%
Return on average shareholders' equity	4.31	(53.17)	(1.74)	1.43	(2.16)
Net interest margin (FTE) (2)	3.87	3.83	3.83	3.83	3.92
Efficiency ratio (non-GAAP)	67.82%	69.69%	76.53%	68.81%	66.73%
Pre-tax pre-provision earnings (non-GAAP)	$13,714	$12,239	$10,397	$12,258	$14,280

Performance Metrics From Consolidated Operations
Return on average assets	0.13%	(5.22)%	(0.05)%	0.14%	(0.14)%
Return on average shareholders' equity	1.61	(56.77)	(0.55)	1.47	(1.46)

Asset Quality Metrics
Allowance for loan losses as a percent of loans	2.31%	2.34%	3.33%	3.42%	3.39%
Allowance for loan losses as a percent of nonperforming loans	126.64	130.36	54.48	56.41	61.54
Nonperforming loans as a percent of loans	1.82	1.79	6.10	6.06	5.50
Nonperforming assets as a percent of loans and other repossessed assets acquired(3)	4.48	4.63	7.05	6.77	5.94
Nonperforming assets as a percent of total assets	3.38	3.51	5.52	5.34	4.61
Net loans charged-off as a percent of average loans (annualized)	1.71	16.87	2.45	1.39	2.73
Net loans charged-off	$10,098	$107,450	$15,886	$9,005	$17,652

Asset Quality Metrics excluding Nonperforming Loans Held For Sale
Nonperforming assets excluding nonperforming loans held for sale as a percent of loans and other repossessed assets acquired	2.82%	2.93%	7.05%	6.77%	5.94%
Nonperforming assets excluding nonperforming loans held for sale as a percent of total assets	2.10	2.18	5.52	5.34	4.61

Asset Quality Metrics Excluding Covered Loans
Allowance for loan losses as a percent of non-covered loans	2.47%	2.51%	3.57%	3.68%	3.66%
Allowance for loan losses as a percent of non-covered nonperforming loans	227.09	216.35	60.79	61.83	66.15
Nonperforming loans as a percent of non-covered loans	1.09	1.16	5.87	5.95	5.54
Nonperforming assets as a percent of non-covered loans and other repossessed assets acquired(3)	3.58	3.91	6.65	6.46	5.82
Nonperforming assets as a percent of total assets	2.52	2.76	4.84	4.72	4.16

Asset Quality Metrics Excluding Covered Loans and Nonperforming Loans Held for Sale
Nonperforming assets excluding nonperforming loans held for sale as a percent of non-covered loans and other repossessed assets acquired	1.79%	2.07%	6.65%	6.46%	5.82%
Nonperforming assets excluding nonperforming loans held for sale as a percent of total assets	1.23	1.43	4.84	4.72	4.16

(1)	Average loans excludes loans held for sale.
(2)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a federal tax rate of 35%.
(3)	Nonperforming loans held for sale in the amount of $39,412, and $42,656 thousand is included in loans at September 30, 2011 and June 30, 2011, respectively.

FIRST FINANCIAL HOLDINGS, INC.
Non-GAAP Reconciliation (Unaudited)	For the Quarter Ended
($ in thousands, except per share data)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Efficiency Ratio from Continuing Operations
Net interest income (A)	$29,064	$29,416	$29,287	$30,248	$30,834
Taxable equivalent adjustment (B)	159	144	144	157	149
Noninterest income (C)	14,238	11,422	11,255	10,580	12,842
Net securities gains (losses) (D)	(169)	(54)	1,297	(534)	(230)
Noninterest expense (F)	29,588	28,599	30,145	28,570	29,396
Efficiency Ratio: F/(A+B+C-D) (non-GAAP)	67.82%	69.69%	76.53%	68.81%	66.73%

Tangible Assets and Tangible Common Equity
Total assets	$3,206,310	$3,221,544	$3,302,012	$3,301,338	$3,323,015
Goodwill2	-	(3,250)	(28,260)	(28,260)	(28,260)
Other intangible assets, net3	(2,491)	(2,776)	(9,278)	(9,515)	(9,754)
Tangible assets (non-GAAP)	$3,203,819	$3,215,518	$3,264,474	$3,263,563	$3,285,001

Total shareholders' equity	$268,506	$266,564	$311,527	$315,322	$318,190
Preferred stock	(65,000)	(65,000)	(65,000)	(65,000)	(65,000)
Goodwill1	-	(3,250)	(28,260)	(28,260)	(28,260)
Other intangible assets, net2	(2,491)	(2,776)	(9,278)	(9,515)	(9,754)
Tangible common equity (non-GAAP)	$201,015	$195,538	$208,989	$212,547	$215,176

Shares outstanding, end of period (000s)	16,527	16,527	16,527	16,527	16,527

Tangible common equity to tangible assets (non-GAAP)	6.27%	6.08%	6.40%	6.51%	6.55%
Tangible common book value per share (non-GAAP)	$12.16	$11.83	$12.65	$12.86	$13.02

Pre-tax Pre-provision Earnings from Continuing Operations
Income (loss) before income taxes	$4,774	$(65,564)	$(2,278)	$1,775	$(3,299)
Provision for loan losses	8,940	77,803	12,675	10,483	17,579
Pre-tax pre-provision earnings (non-GAAP)	$13,714	$12,239	$10,397	$12,258	$14,280

1	Goodwill represents goodwill for Continuing Operations, as shown on the balance sheet, and includes goodwill for Discontinued Operations of $3,250 for the quarter ended June 30, 2011 and $27,630 for the quarters ended March 31, 2011, December 31, 2010, and September 30, 2010, respectively.
2	Intangible assets represents intangible assets for Continuing Operations, as shown on the balance sheet, and includes intangible assets for Discontinued Operations of $205, $6,625, $6,780, and $6,938 for the quarters ended June 30, 2011, March 31, 2011, December 31, 2010, and September 30, 2010, respectively.

Contact
Blaise B. Bettendorf
Executive Vice President and Chief Financial Officer
(843) 529-5456
bbettendorf@firstfederal.com